TEMPLE-INLAND INC.                               Drawer N
                                            Diboll, Texas 75941
                                               (936) 829-5511




March 31, 2000

As a participant in the Company sponsored 401(k) plan, you own shares of Temple-Inland Inc. common stock. You should have recently received the proxy notifying you of the annual shareholders meeting to be held on May 5, and asking you to return a signed proxy voting on proposals to be presented at the annual meeting.

As a shareholder of the Company, it is important that you vote and be represented at the meeting. If you have not done so, please vote your shares and return the signed proxy. We encourage you to vote in the manner recommended by the Temple-Inland Board of Directors FOR proposals 1 and 2, and AGAINST proposal 3, a shareholder proposal from a representative of LENS recommending a spin off of the Company's financial services businesses.

If for some reason you have not received a proxy card or if you have misplaced the original mailed to you, please contact Mary Cavanaugh at (936) 829-1314 for a replacement.

Thank you for your vote and support of Temple-Inland.


Kenneth M. Jastrow, II                  William B. Howes
Chairman, CEO                           Chairman, CEO
Temple-Inland Inc.                      Inland Paperboard and
                                        Packaging, Inc.

Harold C. Maxwell                       Kenneth R. Dubuque
Chairman, CEO                           President, CEO
Temple-Inland Forest Products           Temple-Inland Financial
Corporation                             Services Inc.